Exhibit 11


CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of the Post-Effective Amendment No. 6 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 26, 1996, relating to the financial statements and financial highlights of The HomeState Pennsylvania Growth Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Custodian and Independent Accountants" in such Statement of Additional Information and to the references under the headings "Financial Highlights" and "General Information" in such Prospectus.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Philadelphia, Pennsylvania
February 7, 1997